FOR IMMEDIATE RELEASE

Norfolk Southern reports third-quarter 2020 results

NORFOLK, Va., October 28, 2020 – Norfolk Southern Corporation (NYSE: NSC) today reported financial results for the quarter ended September 30, 2020. During the quarter, the company achieved net income of $569 million, diluted earnings per share of $2.22, and an operating ratio of 66.5%. These results include a previously announced $99 million non-cash impairment charge. Excluding the effects of the impairment charge, adjusted third-quarter net income was $643 million, adjusted diluted earnings per share were $2.51, and the adjusted operating ratio was 62.5%, which reflects a 240 basis point improvement compared with third-quarter 2019.

“Since launching our Precision Scheduled Railroading strategy, we have significantly enhanced Norfolk Southern’s operational and financial performance and delivered superior returns for shareholders," said James A. Squires, Norfolk Southern chairman, president and CEO. “Given the impact of the COVID-19 pandemic on our industry and the broader economy, we quickly executed a plan to align our assets and resources with demand and generate sustainable margin improvement. In addition to maintaining outstanding service levels with fewer resources and reduced headcount, we successfully idled our fifth hump in the last five quarters, helping Norfolk Southern achieve record productivity. With the resilience of our railroad, strong customer relationships and the hard work of our team, including new Chief Operating Officer and PSR veteran Cindy Sanborn, we are confident in our ability to achieve our goal of a 60% operating ratio with more to come, while delivering enhanced free cash flow and further value creation for Norfolk Southern shareholders.”

Third-quarter summary

•	Railway operating revenues of $2.5 billion decreased 12% compared with third-quarter 2019, driven by a 7% decline in total volume and 5% decline in revenue per unit.

•	Railway operating expenses were $1.7 billion, including a $99 million non-cash impairment charge related to an equity-method investment.
◦	Excluding the impairment charge, adjusted operating expenses declined $278 million, or 15%, compared with third-quarter 2019, driven by lower compensation and benefits, fuel, purchased services, materials, and the absence of last year’s $32 million receivable write-off.

•	Income from railway operations was $840 million and the operating ratio was 66.5%.
◦	Excluding the impairment charge, adjusted income from railway operations was $939 million, while the adjusted operating ratio improved to 62.5% versus the third-quarter record of 64.9% set in 2019.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern is a major transporter of industrial products, including chemicals, agriculture, and metals and construction materials. In addition, the railroad operates the most extensive intermodal network in the East and is a principal carrier of coal, automobiles, and automotive parts.

Non-GAAP Financial Measures

This news release includes certain non-GAAP financial measures. Reconciliation of these non-GAAP financial measures is provided in the table below, entitled “Reconciliation of Non-GAAP Financial Measures.”

Forward-looking statements

This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Additional risks include the impact of the COVID-19 pandemic on us, our customers, our supply chain and our operations. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Media Inquiries:

Media Relations, 404-420-4444 (media.relations@nscorp.com)

Investor Inquiries:

Pete Sharbel, 470-867-4807 (peter.sharbel@nscorp.com)

http://www.norfolksouthern.com

Reconciliation of Non-GAAP Financial Measures

Information included within this filing includes non-GAAP financial measures, as defined by SEC Regulation G. Non-GAAP financial measures should be considered in addition to, not as a substitute for, the financial measures reported in accordance with U.S. generally accepted accounting principles (GAAP).

GAAP financial results are adjusted to exclude the effects of an impairment charge in the third quarter of 2020 related to an equity method investment.

Norfolk Southern believes that these non-GAAP financial measures provide valuable information regarding its earnings and business trends by excluding specific items that it believes are not indicative of the ongoing operating results of its business, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry by excluding the effects of the impairment charge. These non-GAAP financial measures are being provided as supplemental information to Norfolk Southern’s GAAP financial measures, and Norfolk Southern believes these measures provide investors with additional meaningful financial information regarding our operational performance. Norfolk Southern also uses these non-GAAP measures as supplemental measures to evaluate its business and performance.

($ in millions except per share amounts)	Third
Quarter 2020
Railway operating expenses	$1,666
Effect of impairment charge	(99)
Adjusted railway operating expenses	$1,567

Income from railway operations	$840
Effect of impairment charge	99
Adjusted income from railway operations	$939

Operating ratio (%)	66.5
Effect of impairment charge (%)	(4.0)
Adjusted operating ratio (%)	62.5

Net income	$569
Effect of impairment charge	74
Adjusted net income	$643

Diluted earnings per share	$2.22
Effect of impairment charge	0.29
Adjusted diluted earnings per share	$2.51

###